UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 14, 2015

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On August 14, 2015, Transocean Ltd. issued a press release announcing the schedule for the payment of the second installment of its U.S. dollar-denominated dividend. The installment is $0.15 per share, totaling approximately $55 million based upon the number of currently outstanding shares. The installment represents the second of four quarterly installments totaling $0.60 per share, or approximately $218 million in the aggregate, from additional paid-in capital, approved by shareholders at the company's 2015 Annual General Meeting.

Dividend Schedule - Second Installment

•	August 21, 2015 - Ex-Dividend Date

•	August 25, 2015 - Record Date

•	September 23, 2015 - Installment Payment Date

Shareholders who wish to receive the payment in Swiss francs (“CHF”) must make their election between 5 p.m. EDT (11 p.m. CEST) on August 26, 2015 and 8 p.m. EDT on September 1, 2015 (2 a.m. CEST September 2, 2015). On or about September 21, 2015 the dividend payment will be converted into CHF by Computershare and the equivalent CHF per share will be posted to the company’s website at www.deepwater.com.

The Company's press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Statements regarding the proposed dividend and the timing of dividend payment dates, as well as any other statements that are not historical facts are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release of the Company dated August 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: August 14, 2015	By	/s/ Jill S. Greene
Jill S. Greene
Authorized Person

Exhibit Index

Exhibit No.	Exhibit
99.1	Press Release dated August 14, 2015